As filed with the Securities and Exchange Commission on February 10, 2017

Securities Act File No. 333-202461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

Form N-2

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

First Capital Investment Corporation

(Exact name of registrant as specified in charter)

1560 Wilson Boulevard,

Suite 450

Arlington, Virginia 22209

(703) 259-8204

(Address and telephone number, including area code, of principal executive offices)

Jeffrey McClure

1560 Wilson Boulevard

Suite 450

Arlington, Virginia 22209

(703) 259-8204

(Name and address of agent for service)

Copies to:

Owen J. Pinkerton, Esq.

Morris, Manning & Martin, LLP

1401 Eye Street, NW, Suite 600

Washington, DC 20005

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

Explanatory Note

This Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (Registration No. 333-202461) of First Capital Investment Corporation (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of filing exhibits to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 3 consists only of the facing page, this explanatory note and Item 25(2) of Part C of the Registration Statement setting forth exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 3 shall become effectively immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

(2) Exhibits:

Exhibit Number	Description

(a)(2)	Article of Amendment of the Registrant, filed January 6, 2017 (incorporated by reference to Exhibit 3.1 filed with the Current Report on Form 8-K filed on January 6, 2017).

(e)(1)*	Amended and Restated Distribution Reinvestment Plan, effective February 10, 2017.

(g)(3)*	Amendment No. 2 to the Investment Advisory and Administrative Services Agreement by and between First Capital Investment Corporation and FCIC Advisors LLC, dated February 10, 2017.

(g)(4)*	Letter Agreement between First Capital Investment Corporation and FCIC Advisors LLC, dated February 10, 2017.

(h)(2)*	Form of Selected Dealer Agreement (included as Exhibit A to the Form of Dealer Manager Agreement).

(k)(6)	Amended and Restated Expense Support and Conditional Reimbursement Agreement, by and among Freedom Capital Corporation and Freedom Capital Investment Advisors LLC, dated November 9, 2016 (incorporated by reference to Exhibit 10.1 filed with the Current Report on Form 8-K filed on November 16, 2016).

(k)(7)*	Custody Agreement by and between Millennium Trust Company and First Capital Investment Corporation, dated February 10, 2017.

*       Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, and Commonwealth of Virginia, on the 10th day of February, 2017.

First Capital Investment Corporation

By:	/s/ Jeffrey McClure
Jeffrey McClure
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey McClure	President, Chief Executive Officer and Chairman and Director	February 10, 2017
Jeffrey McClure	(Principal Executive Officer)

/s/ Robert Amweg	Chief Financial Officer	February 10, 2017
Robert Amweg	(Principal Accounting Officer and Principal Financial Officer)

/s/ *	Director	February 10, 2017
Liam Coakley

/s/ *	Director	February 10, 2017
David Duhamel

/s/ *	Director	February 10, 2017
Keith Hall

/s/ *	Director	February 10, 2017
Steven Looney

*By:	/s/ Jeffrey McClure
Jeffrey McClure
Attorney-in-Fact

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